Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Con-way Inc.:

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Con-way Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. The audit report dated February 27, 2007 refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of SFAS 87, 88, 106, and 132R.

/s/ KPMG LLP
KPMG LLP

Portland, Oregon

December 20, 2007